Exhibit 10.8

COLLABORATION AND LICENSE AGREEMENT

between

ELI LILLY AND COMPANY

and

CENTREXION THERAPEUTICS CORPORATION

May 24, 2019

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

	5.1	Upfront Cash Payment	22

	5.2	Milestone Payments	22

	5.3	Royalties	23

6.	REPORTS AND PAYMENT TERMS		25

	6.1	Payment Terms	25

	6.2	Payment Currency / Exchange Rate	25

	6.3	Taxes	25

	6.4	Audit Rights (Financial)	25

7.	INTELLECTUAL PROPERTY RIGHTS		26

	7.1	Disclosure of Inventions	26

	7.2	Inventorship	26

	7.3	Ownership of Program Inventions and Data by Lilly	26

	7.4	Joint Inventions	26

	7.5	Cooperation	27

	7.6	Filing, Prosecution, Enforcement and Defense	27

	7.7	Product Trademarks	29

8.	CONFIDENTIALITY		29

	8.1	Duty of Confidence	29

	8.2	Exceptions	29

	8.3	Authorized Disclosures	29

	8.4	Regulatory Approvals	31

9.	PUBLICATIONS AND PUBLICITY		31

	9.1	Publications	31

	9.2	Publicity	31

10.	HSR FILINGS AND CLOSING		31

	10.1	HSR Filings	31

	10.2	Conduct Pending Effective Date	32

11.	TERM AND TERMINATION		32

	11.1	Term	32

	11.2	Voluntary Termination by Lilly	32

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

	11.3	Termination for Cause	32

	11.4	Termination for Insolvency	34

	11.5	Termination due to Patent Challenge	34

12.	EFFECTS OF TERMINATION		34

	12.1	Effects of Termination	34

	12.2	Survival	35

	12.3	Termination Not Sole Remedy	36

	12.4	Return of Terminated Products	36

	12.5	Bankruptcy Code	39

13.	REPRESENTATIONS AND WARRANTIES		39

	13.1	Representations and Warranties by Each Party	39

	13.2	Representations, Warranties and Covenants by Centrexion	40

	13.3	Limitation	43

	13.4	No Other Warranties	43

	13.5	Amendments to Representations and Warranties	43

	13.6	R&W Certificate	43

14.	INDEMNIFICATION AND LIABILITY		43

	14.1	Indemnification by Centrexion	43

	14.2	Indemnification by Lilly	44

	14.3	Indemnification Procedure	44

	14.4	Special, Indirect and Other Losses	44

	14.5	Insurance	45

15.	COMPLIANCE		45

	15.1	Compliance with this Agreement	45

	15.2	Compliance with Party Specific Regulations	45

	15.3	Compliance with Internal Compliance Codes	45

	15.4	Compliance with Anti-Corruption Laws	45

	15.5	Prohibited Conduct	45

16.	GENERAL PROVISIONS		46

	16.1	Assignment	46

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

16.2	Centrexion Change of Control	46

16.3	Extension to Affiliates	47

16.4	Severability	47

16.5	Governing Law; English Language	47

16.6	Dispute Resolution	47

16.7	Force Majeure	49

16.8	Waivers and Amendments	49

16.9	Relationship of the Parties	49

16.10	Notices	49

16.11	Further Assurances	50

16.12	Compliance with Law	50

16.13	No Third Party Beneficiary Rights	50

16.14	Entire Agreement	50

16.15	Counterparts	51

16.16	Expenses	51

16.17	Binding Effect	51

16.18	Construction	51

16.19	Interpretation	51

16.20	Cumulative Remedies	51

16.21	Export	52

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

v

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of May 24, 2019 (the “Execution Date”), is by and between ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”) and CENTREXION THERAPEUTICS CORPORATION, a corporation organized and existing under the laws of Delaware, with its principal business office located at 200 State Street, Boston, Massachusetts 02109, U.S.A. (“Centrexion”). Centrexion and Lilly are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A. Lilly is engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products for use in humans and animals.

B. Centrexion is a biopharmaceutical company engaged in the research and development of non-opioid and non-addictive therapeutics for the treatment of chronic pain.

C. Centrexion is developing an investigational small molecule selective somatostatin receptor type 4 (“SSTR4”) agonist for chronic pain associated with inflammatory, neuropathic, and mixed pain conditions.

D. Centrexion has previously entered into that certain Patent Assignment and Licensing Agreement dated November 11, 2015, by and between Boehringer Ingelheim International GMBH (“BII”) and Centrexion Therapeutics Corporation, as amended (the “BI Agreement”), pursuant to which BII assigned to Centrexion certain patents and granted Centrexion certain exclusive rights to develop, manufacture and commercialize products containing SSTR4 compounds.

E. Lilly desires to obtain certain exclusive licenses from Centrexion to enable Lilly to commercialize certain products derived from or containing SSTR4 compounds developed pursuant to this Agreement, and Centrexion is willing to grant such rights to Lilly subject to the terms and conditions as set forth below.

F. The Parties and BII have executed a letter agreement under which BII expressly consents to the terms of this Agreement and waives any claim it may have under the BI Agreement based on any ways in which this Agreement may deviate from the requirements for sublicenses under the BI Agreement or may alter any diligence, reporting, audit or other procedures or responsibilities as originally required or described in the BI Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1. DEFINITIONS AND INTERPRETATIONS

Capitalized terms used in this Agreement shall have the meanings specified in this Article 1, or as defined elsewhere in this Agreement.

1.1 “Acquirer” has the meaning set forth in the definition of “Change of Control.”

1.2 “Acquirer Exclusivity Period” has the meaning set forth in Section 2.8.1.

1.3 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 44 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.4 “Affiliate” means, with respect to a Party, any legal entity which, at the time such determination is being made, is controlled by, controlling or under common control with such Party. As used in this definition, the term “control,” whether used as a noun or a verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting rights (e.g., fifty percent (50%) or more of the equity, the ordinary voting power or the general partnership interest), by contract or otherwise.

1.5 “Alliance Manager” has the meaning set forth in Section 3.7.2.

1.6 “Annual Worldwide Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.7 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, taxing authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.8 “BI Agreement” has the meaning set forth in the Recitals.

1.9 “BII” has the meaning set forth in the Recitals.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A are authorized or required by Applicable Law to remain closed.

1.11 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.12 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.13 [***].

1.14 [***].

1.15 “Centrexion Indemnified Party” has the meaning set forth in Section 14.2.

1.16 “Centrexion’s Knowledge” means the actual knowledge of Centrexion.

1.17 “Change of Control” means:

(a) with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”; or

(b) [***].

1.18 “Claims” has the meaning set forth in Section 14.1.

1.19 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

1.20 “Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically active compounds or ingredients.

1.21 “Commercial Milestone Event” has the meaning set forth in Section 5.2.3.

1.22 “Commercial Milestone Payment” has the meaning set forth in Section 5.2.3.

1.23 “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Compound, Product, or other compound, product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Compound, Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Compound, Product, or other compound, product or therapy with respect to such Compound, Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Compound, Product, or other compound, product or therapy in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.24 “Commercially Reasonable Efforts” of a Party means that level of efforts, expertise and resources commonly applied by such Party to carry out a particular task or obligation, consistent with the general practice followed by such Party relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the applicable compound, product or therapy (including pricing and reimbursement status achieved), and other relevant technical, legal, scientific or medical factors. For clarity, the “Commercially Reasonable Efforts” of a Party under this Agreement will be determined on an indication-by-indication and country-by-country basis within the Territory, and it is anticipated that the level of effort for different indications and countries may differ and may change over time, reflecting changes in the status of the compound, product or therapy and the indications and country(ies) involved.

1.25 “Competing Generic Product” means, with respect to a given Product and a given country in the Territory, a product sold by a Third Party in such country, other than as a Sublicensee of Lilly or its Affiliates under this Agreement, that (x) receives Marketing Authorization as a generic, follow-on, hybrid, biosimilar, or interchangeable product of such Product from the applicable Regulatory Authority in such country by referencing the IND (or data therein) for the Product or (y) which is approved under an abbreviated pathway under the Biologics Price Competition Innovation Act of 2009 or similar legislation in the relevant country.

1.26 “Competing Program” has the meaning set forth in Section 2.8.1.

1.27 “Compound” means a selective somatostatin receptor type 4 (SSTR4) agonist including CNTX-0290, [***] and any other compound disclosed or Covered by the Licensed Patent Rights.

1.28 “Confidential Information” means all Know-How or other information or materials of a Party, in any form (written, oral, electronic, photographic, or otherwise) that is confidential or proprietary, including:

(a) all Know-How which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or representatives has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement;

(b) all such information or materials regarding or concerning any Compound, Product, or any other technical or business information;

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

(c) all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement;

(d) any information that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and

(e) all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in subclauses (a) through (d) of this definition.

For purposes of the confidentiality obligations set forth herein: (i) Lilly Know-How shall be deemed Confidential Information of Lilly; (ii) Know-How Controlled by Centrexion shall be deemed Confidential Information of Centrexion; (iii) the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties; and (iv) for purposes of the restriction on disclosure, Joint Know-How shall be deemed Confidential Information of both Parties and kept confidential per the terms of Article 8 by each of the Parties, unless subsequently assigned to the other Party as set forth in Article 7, in which case, such Know-How shall become the Confidential Information of the assignee. For clarity, nothing in the foregoing or in Article 8 shall restrict either Party from using Joint Know-How (it being understood that this shall not limit Sections 2.1 through 2.5).

1.29 “Control” or “Controlled” means, with respect to any Know-How, or intellectual property right (including any Patent Right), that a Party owns or has a license to, such Know-How or intellectual property right, and in each case, has the power to grant to the other Party, access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party owed to a Third Party or subjecting the granting Party to any additional fee or charge; provided that the Know-How or intellectual property right will be excluded from being considered “Controlled” by virtue of any such fee or charge only if the first Party notifies the other Party of the fee or charge and the other Party does not agree to reimburse the first Party for or otherwise bear the fee or charge.

1.30 “Covered” or “Cover” means, with respect to a Product in a particular country and a particular Patent Right, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Claim in such Patent Right.

1.31 “CRE Period” means [***].

1.32 “Development” or “Develop” means, with respect to a Compound or Product (or other compound, product or therapy), any non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such Compound, Product, or other compound, product or therapy, including completions of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

1.33 “Development Milestone Event” has the meaning set forth in Section 5.2.2.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.34 “Development Milestone Payment” has the meaning set forth in Section 5.2.2.

1.35 “Development Plan” means the initial Development Plan attached hereto as Exhibit B, as may be amended from time to time.

1.36 “Dispute” has the meaning set forth in Section 16.6.1.

1.37 “Divestiture” has the meaning set forth in Section 2.8.2.

1.38 “DOJ” has the meaning set forth in Section 10.1.

1.39 “Effective Date” means the last of the following dates: (a) in the event that the Parties determine pursuant to Article 10 that HSR filings are required, the HSR Clearance Date, or, in the event that the Parties determine that no HSR filings are required, the Execution Date; (b) the date that is [***] from the date on which each Party has notified the other Party of any proposed amendments to Schedules 13.1.5 or 13.2, provided a Party has not exercised its right to terminate pursuant to Section 13.5; and (c) the date on which each Party has delivered the R&W Certificate to the other Party pursuant to Section 13.6.

1.40 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.41 “Existing Patents” means the Patent Rights contained in the Licensed Technology existing as of the Effective Date that are issued or subject to a pending application for issuance, as set forth on Exhibit E.

1.42 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.43 “Field” means any and all uses including the diagnosis, prevention, control, treatment or amelioration, in humans or other animals, of all diseases and conditions.

1.44 “First Commercial Sale” means the first sale of a Product by Lilly, or one of its Affiliates or their Sublicensees, to an unaffiliated third party after receipt of all Marketing Authorizations required to market and sell the Product have been obtained in the country in which such Product is sold. Sales for purposes of testing the Product and sample purposes shall not be deemed a First Commercial Sale. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (i) any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (ii) intercompany transfers to Affiliates of Lilly or between such entities and a Sublicensee of Lilly or an Affiliate, provided a subsequent sale to an unaffiliated third party by such Affiliate of Lilly or Sublicensee is not considered an intercompany transfer; nor (iii) other similar non-commercial sales.

1.45 “FTC” has the meaning set forth in Section 10.1.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.46 “FTE” means the equivalent of a full-time employee’s work over a twelve-month period (including normal vacations, sick days and holidays), which is at least [***] per Calendar Year. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For clarity, no individual person can ever constitute more than a single FTE.

1.47 “Good Clinical Practices” or “GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.48 “Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 44 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.49 “Good Manufacturing Practices” or “GMPs” means all applicable Good Manufacturing Practices including, as applicable: (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) ICH Q7 guidelines and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.50 “Good Research Practices” or “GRP” means all applicable Good Research Practices including, as applicable: (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit A of this Agreement; (b) the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research; (c) the WHO Quality Practices in Basic Biomedical Research Guidelines; or (d) the equivalent applicable guidelines if any, in any relevant country, each as may be amended and applicable from time to time.

1.51 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.52 “HSR Act” has the meaning set forth in Section 10.1.

1.53 “HSR Clearance Date” has the meaning set forth in Section 10.1.

1.54 “IND” means an investigational new drug application filed with the FDA with respect to a Compound, Product or other compound, product or therapy, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a Clinical Trial of pharmaceutical product.

1.55 “IND Approval” of a Product means that an IND for such Product has been submitted to the FDA or equivalent Regulatory Authority and not rejected (including placed on clinical hold) by the FDA or equivalent Regulatory Authority within thirty (30) days after such submission.

1.56 “Indemnified Party” has the meaning set forth in Section 14.3.1.

1.57 “Indemnifying Party” has the meaning set forth in Section 14.3.1.

1.58 “Indication” means a medical condition in humans that a Product is intended to treat, prevent or diagnose and/or for which a Product has received Marketing Authorization.

1.59 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.60 “Invention” means any invention and/or any Know-How, composition of matter, article of manufacture, method of manufacture, method of use or other subject matter, whether patentable or not.

1.61 “Joint Inventions” has the meaning set forth in Section 7.4.1.

1.62 “Joint Know-How” has the meaning set forth in Section 7.4.1.

1.63 “Joint Patent Rights” has the meaning set forth in Section 7.4.1.

1.64 “JSC” has the meaning set forth in Section 3.7.1.

1.65 “Know-How” means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.66 “Know-How Transfer Period” has the meaning set forth in Section 2.3.

1.67 “Licensed Know-How” means all Know-How that Centrexion or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Compounds and Products in the Field in the Territory.

1.68 “Licensed Patent Rights” means any and all Patent Rights that are Controlled by Centrexion or its Affiliates [***] as of the Effective Date or during the Term that: (a) claim the Licensed Know-How; or (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Compounds and Products in the Field in the Territory; in each case, including those Existing Patents set forth on Exhibit E, Centrexion’s rights in any Joint Patent Rights, and any improvements to any of the foregoing.

1.69 “Licensed Technology” means, individually or collectively, the Licensed Patent Rights and the Licensed Know-How.

1.70 “Lilly Competitor” means a Third Party company (including any Affiliate of such company) that: (a) has a development program or is commercializing any pharmaceutical product expected or intended to have application for the treatment of chronic disease in human patients; and (b) either: (i) [***], or (ii) during the [***] of a Change of Control transaction with Centrexion, [***] [***].

1.71 “Lilly Know-How” means any and all Know-How Controlled by Lilly (or one of its Affiliates) that is: (a) existing as of the Effective Date or generated or acquired outside the scope of the Development activities under this Agreement, including any improvements to any of the foregoing; or (b) conceived, developed, created, made or reduced to practice in the course of performing the Development activities under this Agreement during the Term, including Lilly’s rights in any Joint Know-How; in each case of (a) or (b) that is necessary for the Research, Development, registration, making (including formulation), having made, use or Commercialization or other exploitation of a Product in the Field.

1.72 “Lilly Indemnified Party” has the meaning set forth in Section 14.1.

1.73 “Losses” has the meaning set forth in Section 14.1.

1.74 “Major Foreign Markets” means [***].

1.75 “Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country.

1.76 “Milestone Payments” has the meaning set forth in Section 5.2.1.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.77 “Net Sales” shall mean, with respect to a Product, the gross amount invoiced by Lilly (including a Lilly Affiliate) or any Sublicensee thereof to unrelated Third Parties, excluding any Sublicensee, for the Product in the Territory, less, in each case, to the extent actually taken, allowed or accrued:

(a) Trade, quantity and cash discounts allowed;

(b) Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) Product returns and allowances;

(d) That portion of the sales value associated with drug delivery systems;

(e) Any tax imposed on the production, sale, delivery or use of the Product, including, sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

(f) Wholesaler inventory management fees;

(g) Allowance for distribution expenses; and

(h) Any other similar and customary deduction which are in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Such amounts shall be determined from the books and records of Lilly or Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other compound(s) or ingredient(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other compound(s) or ingredient(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other compound(s) or ingredient(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, other compound(s) or ingredient(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other compound(s) or ingredient(s), or Combination Product. Any over- or under-payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.78 “Notice of Dispute” has the meaning set forth in Section 16.6.1.

1.79 “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.80 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.

1.81 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.82 “Phase I Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(a) or equivalent trial outside of the United States.

1.83 “Phase II Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(b) or equivalent trial outside of the United States.

1.84 “Phase III Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. §312.21(c) or equivalent trial outside of the United States.

1.85 “Product” means any Compound or any pharmaceutical composition, preparation or formulation containing any Compound, including any Combination Product that contains any Compound as an active ingredient.

1.86 “Program Inventions” has the meaning set forth in Section 7.1.

1.87 “Project Manager” has the meaning set forth in Section 3.7.3.

1.88 “R&W Certificate” has the meaning set forth in Section 13.6.

1.89 “Recoupable Reduction Balance” has the meaning set forth in Section 11.3.2(b).

1.90 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) granted by or received from any Regulatory Authority that are necessary for the Research, Development, registration, manufacture (including formulation), distribution, importation, exportation, use, and Commercialization of a pharmaceutical product (including a Compound or Product) in a given jurisdiction.

1.91 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other Governmental Authority with authority over the Research, Development, registration, making (including formulation), use and Commercialization of a pharmaceutical product (including a Compound or Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.92 “Regulatory Documentation” has the meaning set forth in Section 13.2.8.

1.93 “Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, manufacture (including formulation), use and Commercialization of a Product made to or received from any Regulatory Authority in a given country, including INDs.

1.94 “Regulatory Filings Transfer Period” has the meaning set forth in Section 3.4.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

1.95 “Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.

1.96 “Royalty” has the meaning set forth in Section 5.3.2.

1.97 “Royalty Term” has the meaning set forth in Section 5.3.1.

1.98 “SSTR4” has the meaning set forth in the Recitals.

1.99 “Sublicensee” means a Third Party that is granted a license or sublicense to Research, Develop, make, have made, use, Commercialize or otherwise exploit Compounds and Products in the Field in the Territory, beyond the mere right to purchase Products from Lilly and its Affiliates, and excludes Lilly’s Affiliates or Third Party subcontractors that act solely for Lilly or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Lilly or its Affiliates.

1.100 “Term” has the meaning set forth in Section 11.1.

1.101 “Territory” means worldwide.

1.102 “Third Party” means any Person other than Lilly or Centrexion or an Affiliate of Lilly or Centrexion.

1.103 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.104 “U.S. Co-Promotion Agreement” has the meaning set forth in Section 4.3.

1.105 “U.S. Co-Promotion Negotiation Option” has the meaning set forth in Section 4.3.

1.106 “U.S. Co-Promotion Negotiation Period” has the meaning set forth in Section 4.3.

1.107 “USD” and “$” means United States dollars.

1.108 “Valid Claim” means any claim of: (a) an issued and unexpired patent; or (b) a pending patent application that has not been pending for more than [***] ([***]) years from the date of its earliest priority date; in each case claiming the composition of matter of a Product, and included within the Licensed Patent Rights; in each case of (a) and (b), which has not been cancelled, withdrawn, abandoned or held to be invalid by a Governmental Authority of competent jurisdiction from which no further appeal can be taken.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

2. LICENSES AND EXCLUSIVITY

2.1 License Grant to Lilly. Subject to the terms and conditions of this Agreement, Centrexion (on behalf of itself and its Affiliates) hereby grants to Lilly an exclusive (even as to Centrexion and its Affiliates, but subject to the last sentence of this Section 2.1), royalty-bearing license, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, under the Licensed Technology to Research, Develop, register, make (including formulate), have made, use, Commercialize, or otherwise exploit Compounds and Products (and compounds, products and therapies that may become Compounds or Products) in the Field in the Territory during the Term. [***] personnel or resources, that license shall be exclusive.

2.2 Lilly Sublicense Rights. Subject to the terms and conditions of this Agreement, Lilly shall have the right to grant sublicenses, in full or in part, under any and all rights licensed to Lilly under Section 2.1 to its Affiliates and to any Third Party; provided, that Lilly shall remain responsible for performance of Lilly’s obligations under this Agreement and shall be responsible for all actions of such Sublicensee as if such Sublicensee were Lilly hereunder.

2.3 Know-How Transfer. Within [***] ([***]) days following the Effective Date (the “Know-How Transfer Period”) (and from time to time during the Term if new Know-How comes to be Controlled by Centrexion) Centrexion shall disclose and/or deliver to Lilly, to the extent not previously provided, copies of all written or electronically stored data and information in Centrexion’s possession relating to the Licensed Know-How which is reasonably necessary for Lilly’s Development or Commercialization of each Compound or Product (including for regulatory purposes). Upon Lilly’s reasonable request, Centrexion will: (a) provide reasonable technical assistance to Lilly during such disclosure or delivery set forth in the preceding sentence; and (b) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Lilly on issues arising in the course of Lilly’s Research, Development or Commercialization and in connection with any request related to a Compound or Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. During the Know-How Transfer Period, Centrexion shall provide up to a total of [***] of such assistance from its employees [***]. For all requested additional assistance Centrexion provides during the Know-How Transfer Period and for all requested Know-How-related assistance Centrexion provides after the end of the Know-How Transfer Period, in each case from its own employees, [***]. [***].

2.4 Covenants. Centrexion covenants that it will not: (a) take any action that (i) would impose or result in a lien, charge or encumbrance of the Licensed Technology that would prevent or limit Lilly’s exercise of its license rights to such Licensed Technology, or (ii) would materially adversely affect the license rights granted to Lilly under this Agreement; or (b) assign, transfer, convey or otherwise grant to any Person any rights to any Licensed Technology (or any rights to any intellectual property that would otherwise be included in the Licensed Technology if not assigned, transferred, conveyed, or otherwise granted to a Third Party) or any Compounds or Products (and compounds, products and therapies that may become Compounds or Products), in any manner that is inconsistent with the exclusive licenses granted to Lilly pursuant to Section 2.1.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

2.5 [***] and (b) this provision shall not convey a right to disclose any Confidential Information to any Third Party that otherwise would be prohibited pursuant to Article 8.

2.6 No Implied Licenses or Rights. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates not expressly granted under this Agreement. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with Centrexion, Lilly is not forfeiting any rights that Lilly may have, including its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

2.7 Third Party License Agreements. If, after the Effective Date, Centrexion identifies Patent Rights or Know-How Controlled by a Third Party that would be necessary or useful for Developing or Commercializing Compounds or Products (or compounds, products or therapies that may become Compounds or Products), then Centrexion shall so notify Lilly and the Parties shall coordinate in good faith the negotiation of one (1) or more agreements in order to facilitate Lilly having access to such Patent Rights or Know-How, which may (but need not) be through an agreement directly between Lilly and such Third Party.

2.8 Exclusivity.

2.8.1 Centrexion Exclusivity to Lilly. Except in connection with the performance of activities under this Agreement, Centrexion shall not (by itself nor with any Third Party) and, subject to this Section 2.8.1, shall cause its Affiliates (by themselves or with any Third Party) not to, during the Term of this Agreement: (a) Research, Develop, manufacture, Commercialize or otherwise exploit any SSTR4 agonist, or any Compounds or Products (or compounds, products or therapies that may become Compounds or Products); or (b) sell, assign, transfer, convey, license, sublicense, covenant not to assert or otherwise grant, or transfer to, any Third Party, any rights or immunities to or under the Know-How and Patent Rights Controlled by Centrexion or its Affiliates to conduct such activities described in the foregoing Section 2.8.1(a). After the date that is [***] ([***]) years from the Effective Date (the “Acquirer Exclusivity Period”), this Section 2.8.1 shall not apply to any Acquirer of Centrexion, provided, however, that if any such entity at any time following the Acquirer Exclusivity Period Researches, Develops, manufactures, Commercializes or otherwise exploits any SSTR4 agonist (a “Competing Program”), it shall implement and enforce effective walls and screens between personnel working in the business of Centrexion related to the transactions contemplated by this Agreement, on the one hand, and such Competing Program, on the other hand, to ensure that no information relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Acquirer (or any of its Affiliates other than Centrexion) in connection with such Competing Program; and provided, further, that if an Acquirer of Centrexion acquires a Competing Program in connection with the acquisition of another entity during the Acquirer Exclusivity Period, such Acquirer shall complete a Divestiture (as defined in Section 2.8.2 below) within [***] ([***]) months after the closing of such transaction. For avoidance of doubt, this Section 2.8.1 shall only cease to apply after the Acquirer Exclusivity Period as to Competing Programs of an Acquirer of Centrexion, but shall continue to apply for the Term of this Agreement as to Centrexion (for itself or with any Third Party) and any other Centrexion Affiliates.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

2.8.2 Centrexion Acquisition of Competing Program. Subject to Section 16.2 and notwithstanding Section 2.8.1, if after the Effective Date any Third Party becomes an Affiliate of Centrexion that Centrexion controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in a Competing Program, then Centrexion shall notify Lilly of such transaction within [***] ([***]) days after the closing date of such transaction, and Centrexion shall (or shall cause such Affiliate or successor entity to), within [***] ([***]) months after the closing of such transaction, either: (a) complete a Divestiture of such Competing Program, or (b) cease and terminate the Competing Program. “Divestiture,” as used in this Section 2.8, means the sale or transfer of rights to the Competing Program by Centrexion to a Third Party without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program.

2.8.3 Acquirer with Existing Competing Program. Subject to Section 16.2 and notwithstanding Section 2.8.1, if after the Effective Date any Third Party becomes an Acquirer of Centrexion as a result of a Change of Control of Centrexion, and, as of the closing date of such transaction, such Third Party is engaged in a Competing Program, then Centrexion shall notify Lilly of such transaction within [***] ([***]) days after the closing date of such transaction, and Centrexion shall (or shall cause its Acquirer or successor entity to), within [***] ([***]) months after the closing of such transaction, either: (a) continue such Competing Program, and implement and enforce effective walls and screens between personnel working in the business of Centrexion related to the transactions contemplated by this Agreement, on the one hand, and the Competing Program, on the other hand, to ensure that no information relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Acquirer (or any of its Affiliates) in connection with the Competing Program; (b) complete a Divestiture of such Competing Program; or (c) cease and terminate the Competing Program.

2.9 Centrexion Right of First Negotiation. For the period commencing on the Effective Date and ending [***] ([***]) years thereafter, Lilly shall notify Centrexion if Lilly (itself, or with or through any Third Party, whether via a license or collaboration or any other mechanism) intends, within such [***] ([***]) year period, [***]. Following such written notice, Centrexion shall have [***] ([***]) days to inform Lilly in writing of Centrexion’s desire to discuss in good faith with Lilly Centrexion’s own plans for such Development or Commercialization. The Parties shall then negotiate in good faith to reach mutual agreement on the terms of an agreement for the Development or Commercialization of a [***]; provided that, if Centrexion does not provide a [***] within such [***] ([***]) day period or the Parties do not execute an agreement within [***] ([***]) months following the date of the [***] (such [***] ([***]) month period, the “[***]”), then this Section shall be of no further force or effect. [***].

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

2.10 [***]. If, prior to [***], Lilly or any of its Sublicensees has, outside the scope of this Agreement, [***] as its primary mechanism of action and that is developed for the treatment or prevention of [***], Centrexion shall be entitled to [***]. Should Centrexion make the Election, Centrexion shall pay Lilly a royalty on Centrexion’s and its Sublicensees’ exploitation of Compounds and Products at the royalty rates set forth below (which vary based on when Centrexion makes the Election, subject to Section 5.3 of this Agreement, and Article 6 of this Agreement applied mutatis mutandis to Centrexion (subject only to replacing references to “Lilly” with references to “Centrexion” and vice versa, and other analogous changes (e.g., to appropriately reference relevant Compounds or Products), and except that Section 5.3.3 of this Agreement shall not apply).

[***]	Royalty rate to Lilly
[***]	[***]% of Net Sales
[***]	[***]% of Net Sales

If Centrexion has not made the Election within [***] ([***]) days after [***], this Section shall be of no further effect.

3. DEVELOPMENT AND REGULATORY

3.1 Development Responsibilities. Except with respect to any Development activities to be conducted by Centrexion pursuant to the Development Plan, Lilly shall be responsible [***] for the Development of Compounds and Products; provided, that, [***], Centrexion shall cooperate with Lilly in such Development activities as reasonably requested by Lilly. Subject to the terms of this Agreement, as between the Parties, Lilly shall have sole discretion and authority with respect to all decisions concerning the Development of Compounds and Products, including the clinical and regulatory strategy of Compounds and Products covered under this Agreement. Centrexion shall not conduct any Research or Development activities with respect to any Compound, Product, [***]) without Lilly’s prior written consent and approval, and any such Research or Development work shall be done solely at Lilly’s direction. If Lilly requests that Centrexion perform Development activities pursuant to this Section 3.1, the Parties will discuss and agree upon reasonable procedures to govern the invoicing by Centrexion and payment by Lilly therefor. In addition, the Parties shall negotiate in good faith and enter into a Safety-Regulatory Agreement to outline safety and regulatory responsibilities. The Safety-Regulatory Agreement shall be in place before Centrexion begins any clinical trials.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

3.2 Development Diligence Efforts. Each of Lilly and Centrexion shall use Commercially Reasonable Efforts during the CRE Period to carry out their respective responsibilities with respect to Development of Compounds and Products under this Agreement and the Development Plan. For clarity, each Party’s obligations to Develop Compounds and Products shall only apply during the CRE Period, and neither Party shall be obligated to use Commercially Reasonable Efforts to Develop any Compound or Product (or any additional Compound or Product) following the CRE Period.

3.3 Certain Standards Applicable to Centrexion Work. All Research and Development (to the extent approved and directed by Lilly pursuant to Section 3.1) done by Centrexion under this Agreement will be conducted in accordance with Lilly’s direction, the Development Plan, Eli Lilly and Company Good Research Practices, Lilly Principles for Animal Care and Use, all applicable data privacy and security laws and regulations and other Applicable Laws. For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit A. For purposes of this Agreement, “Lilly Principles for Animal Care and Use” means the guidelines relating to animal care and use for research done on behalf of Lilly as set forth in Exhibit C. If Lilly requests, Centrexion will complete a self-assessment examination form based on such quality standards. If it has not done so prior to the Effective Date, as may be reasonably required in connection with the Development or Commercialization of a Product, (a) a duly authorized representative of Lilly may make an on-site visit to Centrexion for the purpose of conducting a quality assessment and/or quality audit for non-regulated work; and (b) Lilly may conduct compliance audits of Centrexion during business hours [***], except in the case of audits for cause, to ensure compliance with applicable GCP, GLP, GRP or GMP, provided Lilly has requested such audit with written notice of at least [***] ([***]) Business Days.

3.4 Regulatory Filings Transfer. Centrexion shall as promptly as reasonably practicable, but in no event later than [***] ([***]) days following the Effective Date (the “Regulatory Filings Transfer Period”), transfer to Lilly all Regulatory Filings and Regulatory Approvals related to Compounds or Products (including all ownership and rights thereto). In connection with the foregoing, Centrexion shall execute all documents and take all actions, including any additional filings with the relevant Regulatory Authorities, as are necessary or otherwise reasonably requested by Lilly to vest all ownership and rights to the Regulatory Filings and Regulatory Approvals with Lilly and to reflect Lilly as the holder of all Regulatory Filings and Regulatory Approvals. Lilly may reference other regulatory approvals and related regulatory filings of Centrexion (or its Affiliates) to the extent related to the Compounds or Products. During the Regulatory Filings Transfer Period, Centrexion shall provide up to a total of [***] of such assistance from its employees [***]. For all requested additional assistance Centrexion provides during the Regulatory Filings Transfer Period and for all requested regulatory assistance Centrexion provides after the end of the Regulatory Filings Transfer Period, in each case from its own employees, [***]. [***].

3.5 Regulatory Responsibilities. Except as may be provided in the Development Plan, following the transfer of Regulatory Filings to Lilly pursuant to Section 3.4, as between the Parties, Lilly shall be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining Regulatory Approvals (including the preparation and submission of the IND filing

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

and for seeking IND Approval) with respect to Compounds and Products Developed under this Agreement and shall have sole control over all interactions with the applicable Regulatory Authority. Lilly shall have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all Adverse Events and any other information concerning the safety of Compounds, in each case, in accordance with Applicable Law. Centrexion shall reasonably cooperate with Lilly, [***], with respect to any regulatory matters related to Compounds or Products. Lilly will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Compounds and Products, and all such Regulatory Filings and Regulatory Approvals will be held in the name of Lilly. Either Party may access and use any data, information or results generated in the course of the Development of any Compound or Product or contained or referenced in any Regulatory Filings transferred to Lilly hereunder; provided that such access and use shall be subject to the rights and licenses granted to Lilly pursuant to this Agreement.

3.6 Costs of Performance. Except as otherwise expressly set forth in this Agreement or in the Development Plan, [***].

3.7 Governance and Communications.

3.7.1 The Parties will establish a Joint Steering Committee (“JSC”) to implement the agreed Development Plan (including agreeing upon any amendments thereto), resolve disputes, and perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by both Parties in writing. The JSC will be comprised of two (2) suitably qualified designees from each Party, and will be chaired by one of the Lilly JSC members. The JSC will meet at least on a quarterly basis, with ad hoc meetings to be scheduled as deemed appropriate by the JSC. The JSC may meet by means of teleconference, videoconference or other similar means. The JSC shall have the authority to appoint subcommittees. Deadlocks regarding research, Development and/or Commercialization of the Products will be resolved with Lilly casting the deciding vote so long as consistent with all terms of this Agreement. Notwithstanding the foregoing, no Party may exercise decision-making authority to unilaterally amend this Agreement or to cause the other Party to perform any activities, or incur any material costs, that are not specified in this Agreement or in the mutually agreed-upon Development Plan.

3.7.2 Each Party will appoint an alliance manager (each, an “Alliance Manager”) having sufficient experience and knowledge to serve as the main point of contact for each Party to exchange high-level information, facilitate communication, coordinate the Parties’ activities, and to provide day-to-day support to the JSC.

3.7.3 Each Party will appoint a project manager having sufficient authority, experience and knowledge to oversee and monitor the execution of the responsibilities of the appointing party (each, a “Project Manager”). The Project Managers shall be the principal point of contact between the Parties with respect to daily implementation of the Development Plan and for the other Product-related activities contemplated by the Agreement. A Party may elect to appoint a single individual to serve as both its Alliance Manager and Project Manager.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

3.7.4 The JSC shall be promptly disbanded upon First Commercial Sale of a Product in the United States.

4. COMMERCIALIZATION AND MANUFACTURING

4.1 Commercialization by Lilly. As between the Parties and subject to Section 4.3, Lilly shall have the sole right and be responsible [***] for the Commercialization of the Products. Subject to the terms of this Agreement, all decisions concerning the Commercialization of Products, including the marketing and sales of Products, and the design, price, and promotion of Products, are within the sole discretion of Lilly.

4.2 Commercialization Diligence Efforts. Lilly shall use Commercially Reasonable Efforts during the CRE Period to Commercialize one (1) Product in the United States and in each of the Major Foreign Markets. For clarity, Lilly’s obligations to Commercialize Products shall only apply during the CRE Period, and Lilly shall no longer be obligated to use Commercially Reasonable Efforts to achieve a First Commercial Sale of any Product (or any additional Product), whether in the United States or in any Major Foreign Market, following the CRE Period.

4.3 U.S. Co-Promotion Negotiation Option. Lilly hereby grants Centrexion an option to negotiate to provide up to [***] percent ([***]%) of the Product detailing activities in the United States (i.e., sales representatives to detail Product) (the “U.S. Co-Promotion Negotiation Option”). Centrexion may exercise the U.S. Co-Promotion Negotiation Option by written notice to Lilly, indicating the percentage of Commercialization-related FTEs that it would like to provide, not to exceed [***] percent ([***]%), no later than the date that is [***], as reasonably estimated by Lilly and communicated to Centrexion by written notice; provided, that Centrexion’s right to exercise the U.S. Co-Promotion Negotiation Option is contingent upon Centrexion fulfilling the following prerequisites: (a) establishing a sales force ready to be in the field [***] ([***]) months prior to such anticipated commercial launch date; (b) having an adequate computer-based system, in consultation with Lilly, that accurately records and tracks all Product detailing conducted by Centrexion, which system shall be subject to audit by Lilly, provided that if Centrexion has reasonable cause to believe that Lilly will have access to information related to Centrexion’s other product commercialization efforts during such audit, then a Third Party shall conduct the audit on Lilly’s behalf and shall report to Lilly only what is relevant to the Product; and (c) having developed the capability to be an effective co-promotion partner in the U.S. at the time of such negotiation. Starting from the date of exercise by Centrexion of the U.S. Co-Promotion Negotiation Option, if ever, and for a period of [***] ([***]) days thereafter (the “U.S. Co-Promotion Negotiation Period”), the Parties shall enter into good faith negotiations relating to the terms of a co-promotion agreement that will include appropriate economics that are customary for similar pharmaceutical product detailing arrangements, including covering Centrexion costs incurred in undertaking Product detailing activities (a “U.S. Co-Promotion Agreement”); provided, that if (i) Centrexion does not timely exercise its U.S. Co-Promotion Negotiation Option, or (ii) the Parties fail to execute such U.S. Co-Promotion Agreement during the U.S. Co-Promotion Negotiation Period, then, as

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

applicable, the U.S. Co-Promotion Negotiation Option shall expire and this Section 4.3 shall be of no further force and effect. As needed per the U.S. Co-Promotion Negotiation Option, the Parties shall negotiate in good faith and enter into a Safety-Regulatory Agreement to outline safety and regulatory responsibilities. The Safety-Regulatory Agreement shall be in place before Centrexion begins any Product detailing activities.

4.4 Lilly Manufacturing Rights.

4.4.1 Lilly Right to Manufacture. Without limiting the foregoing, but subject to the terms and conditions of this Agreement, as between the Parties, Lilly shall have the sole right to manufacture and supply Compounds and Products, and shall have sole authority and discretion to make any and all decisions (or take any and all actions) related to the manufacture and supply of Compounds or Products. Centrexion shall reasonably cooperate with Lilly, [***].

4.4.2 Transfer of Inventory. Centrexion shall transfer all of its existing inventory of Compound to Lilly for Lilly to transport [***] to its own facilities or other facilities of its selection. Except as otherwise provided in the Supply and Quality Agreement entered into by the Parties pursuant to Section 4.4.5, it is understood and agreed by the Parties that all Compound sold by Centrexion to Lilly pursuant to this Section 4.4.2 shall be sold “as is” without any warranty, express or implied, including any warranty of merchantability or fitness for a particular purpose.

4.4.3 Visits to Facilities. Lilly may conduct ongoing and routine audits of Centrexion and/or its subcontractors to ensure compliance with applicable GMPs during normal business hours [***] at any given site and upon reasonable advance notice by Lilly and the mutual agreement of the Parties as to the specific date and time for such audit; provided, however, that in the case of audits for cause Lilly will have the right to conduct GMP compliance audits more than once annually, upon at least [***] ([***]) business days’ advance written notice.

4.4.4 Notice of Inspections. Centrexion shall provide notice to Lilly within [***] of any requested or commenced governmental or regulatory review, audit or inspection of its facility, processes, Centrexion Technology, Compounds or products that might relate to this Agreement. Centrexion shall provide Lilly with the results of any such review, audit or inspection. Lilly shall be given the opportunity to provide assistance to Centrexion in responding to any such review, audit or inspection.

4.4.5 Supply and Quality Agreement. Within [***] ([***]) days following the Effective Date, the Parties will also enter into a Supply and Quality Agreement in a substantially similar form as Exhibit F attached hereto, solely with respect to the inventory transferred pursuant to Section 4.4.2. The terms and conditions of the Supply and Quality Agreement shall be negotiated by the Parties prior to the transfer of inventory contemplated by Section 4.4.2.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

5. FINANCIAL PROVISIONS

5.1 Upfront Cash Payment. In consideration for the rights granted to Lilly pursuant to this Agreement, Lilly shall pay to Centrexion a one-time, non-refundable and non-creditable upfront payment of forty-seven million five hundred thousand US dollars (USD $47,500,000) by no later than [***] ([***]) days following the Effective Date.

5.2 Milestone Payments.

5.2.1 General. Lilly shall pay to Centrexion the milestone payments (“Milestone Payments”) set forth in this Section 5.2. For clarity, no Milestone Payment is payable for subsequent or repeated achievements of the same Milestone Event with respect to the same Product or for any subsequent Products for which a Milestone Event has occurred.

5.2.2 Development Milestones. Within [***] ([***]) days following the first achievement of each of the non-refundable, non-creditable development milestone events set forth in the table below by Lilly or its Affiliate (or its Sublicensee of Lilly’s rights in the Product) (each, a “Development Milestone Event”), Lilly shall make the corresponding milestone payment to Centrexion (each, a “Development Milestone Payment”). Such payment shall be due only once- for the first Product achieving the specified Development Milestone Event regardless of the number of Products that may subsequently achieve the same Development Milestone Event which are associated with such Product.

	Development Milestone Events	Milestone Payments
1.	[***]	USD [***]
2.	[***]	USD [***]
3.	[***]	USD [***]
4.	[***]	USD [***]
5.	[***]	USD [***]
6.	[***]	USD [***]
7.	[***]	USD [***]

	[***]	USD [***]

	[***]	USD [***]

5.2.3 Commercialization Milestones. Within [***] ([***]) days following the first occurrence of each milestone event set forth in the table below by Lilly, or its Affiliate (or its Sublicensee, unless Centrexion or its Affiliate is the Sublicensee) of Lilly’s

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

rights in the Product (each, a “Commercial Milestone Event”), Lilly shall make the corresponding milestone payment to Centrexion (each, a “Commercial Milestone Payment”). Such Commercial Milestone Payment shall be due only once, the first time all Products in the aggregate reach the specified Commercial Milestone Event.

	Commercial Milestone Events	Commercial Milestone Payments
1.	[***]	USD [***]
2.	[***]	USD [***]
4.	[***]	USD [***]
5.	[***]	USD [***]

	Total Possible Commercial Milestone Payments	USD $375 Million

5.3 Royalties.

5.3.1 Royalty Term. Lilly shall pay Centrexion a Royalty as set forth in Section 5.3.2 on a country-by-country basis from the First Commercial Sale of the first Product in such country and shall terminate upon the latest of: (a) such Product no longer being Covered by a Valid Claim in such country; (b) expiration of all regulatory exclusivity periods for such Product in such country; and (c) [***] ([***]) years after the First Commercial Sale of such Product in such country (the “Royalty Term”), in each case subject to the Royalty reductions set forth below in this Section 5.3.

5.3.2 Royalty Payments. During the Royalty Term, Lilly shall pay Centrexion a royalty on a country-by-country basis on only that portion of Net Sales of all Products as designated below and at the rates set forth below (each such royalty payment, a “Royalty”), as calculated by multiplying the applicable Royalty Rate set forth below by the corresponding portion of Annual Worldwide Net Sales of all Products (taken cumulatively) in such Calendar Year.

Annual Worldwide Net Sales of all Products	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

5.3.3 Royalty Reduction—No Valid Claim. Notwithstanding Section 5.3.2, on a country-by-country and Product-by-Product basis, if at the time of or after the First Commercial Sale of a particular Product in a country or anytime thereafter, such Product is not Covered by one or more Valid Claims in such country, then the Royalty rate at which Lilly is required to pay during the Royalty Term to Centrexion on the Net Sales of such Product in such country shall be reduced to [***] percent ([***]%) of the Royalty rate set forth in Section 5.3.2 for the rest of the Royalty Term.

5.3.4 Royalty Reduction—Third Party Royalties – Anti-Stacking. If Lilly determines that it is necessary or reasonably useful for Lilly or its Affiliates or Sublicensees to obtain a license from a Third Party in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit a Product in a particular country, Lilly shall have the right to deduct [***] percent ([***]%) of all upfront, milestone, royalty or other payments due under such license with the Third Party from the Royalty owing to Centrexion during the applicable period for the such Product under Section 5.3.2, subject to the Royalty reduction floor as set forth in Section 5.3.6; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future Calendar Quarters. For avoidance of doubt, for purposes of this Section 5.3.4, a “Third Party” includes any Acquirer of Centrexion, whether prior to or following the Change of Control of Centrexion by such Acquirer with respect to any Know-How or Patent Rights that are not Licensed Technology.

5.3.5 Royalty Reductions—Competing Generic Products. In the event that one or more Third Parties sells a Competing Generic Product in any Calendar Quarter in any country in which a Product is then being sold by Lilly, then: (i) if only one Third Party is selling a Competing Generic Product in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Product for such Calendar Quarter in such country shall be reduced by [***] percent ([***]%); (ii) if only two Third Parties are selling Competing Generic Products in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Product for such Calendar Quarter in such country shall be reduced by [***] percent ([***]%); and (iii) if three or more Third Parties are selling Competing Generic Products in such country during such Calendar Quarter, the applicable royalties in effect with respect to such Product for such Calendar Quarter in such country shall be reduced by [***] percent ([***]%).

5.3.6 Limit on Royalty Reductions. Notwithstanding anything to the contrary, except as provided in Section 5.3.5, in no circumstances will the royalties payable to Centrexion under this Section 5.3 in any Calendar Quarter be reduced, as a result of Sections 5.3.3 and 5.3.4 in the aggregate below [***] percent ([***]%) of the royalties otherwise payable under this Section 5.3.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

6. REPORTS AND PAYMENT TERMS

6.1 Payment Terms.

6.1.1 Milestone Payments. Lilly shall provide Centrexion with notice of the achievement of each Development Milestone Event and Commercial Milestone Event within [***] ([***]) days thereafter and make the corresponding Milestone Payment within [***] ([***]) days after such achievement.

6.1.2 Net Sales Reports and Royalties Due. During the Royalty Term, Lilly shall furnish to Centrexion a quarterly report on sales of the Product within [***] ([***]) days after each Calendar Quarter. Such report shall include the global Net Sales by Product and the Royalties due (in USD). Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

6.2 Payment Currency / Exchange Rate. All payments to be made by Lilly to Centrexion under this Agreement shall be made in USD. Payments to Centrexion shall be made by electronic wire transfer of immediately available funds to the account of Centrexion, as designated in writing to Lilly. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Lilly’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

6.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, Centrexion shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Lilly to Centrexion under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, Lilly shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Lilly shall promptly (as available) submit to Centrexion appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Lilly shall provide Centrexion reasonable assistance in order to allow Centrexion to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments.

6.4 Audit Rights (Financial).

6.4.1 Lilly shall keep, and shall cause its Affiliates to keep, complete and accurate records which may be necessary to ascertain properly and to verify the Royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [***] following the end of the Calendar Quarter to which they pertain. Centrexion shall have the right, not more than [***] during the Royalty Term, to have Lilly’s independent, certified public accountants inspect Lilly’s records for the purpose of determining the accuracy of Royalty payments for a period covering not more than [***] following the Calendar Quarter to which they pertain. No period may be audited more than once. Centrexion shall submit an audit plan, including audit scope, to Lilly for Lilly’s approval,

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

which shall not be unreasonably withheld, prior to audit implementation. The independent accountants selected shall keep confidential any information obtained during such inspection and shall report to Centrexion and Lilly only the amounts of Net Sales and Royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Lilly. Centrexion shall bear the full cost of such audit unless such audit discloses an underpayment by Lilly of more than the greater of [***] percent ([***]%) of the amount of Royalties or other payments due under this Agreement for any applicable Calendar Quarter and [***] U.S. Dollars ($[***]), in which case, Lilly shall bear the cost of such audit and shall remit to Centrexion the amount of any underpayment within [***] ([***]) days after the date the auditor’s written report is received. Any overpayment by Lilly revealed by an audit shall be credited against future payments owed by Lilly to Centrexion (and if no further payments are due, shall be refunded by Centrexion at the request of Lilly within [***] ([***]) days after receipt of the request).

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Disclosure of Inventions. During the Term, Centrexion shall promptly disclose to Lilly any Invention that is discovered, conceived and/or first reduced to practice during the Term by one or more employee(s), contractor(s) or agent(s) of Centrexion (or Affiliates of Centrexion) arising under the performance of the Development Plan or any other activities under this Agreement (“Program Inventions”).

7.2 Inventorship. Inventorship as between the Parties will be determined in accordance with U.S. patent laws, regardless of whether or not such Invention is patentable. All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship.

7.3 Ownership of Program Inventions and Data by Lilly. Lilly shall own all data generated by either Party, or their Affiliates or their subcontractors, arising under the performance of the Development Plan, whether generated independently or jointly by one Party, its Affiliate or its or their contractors or agents with the other Party, its Affiliate or its or their contractors or agents. Centrexion hereby assigns all Program Inventions to Lilly. Absent documentation to the contrary, all such work performed under this Agreement will be presumed to be conducted pursuant to the Development Plan.

7.4 Joint Inventions.

7.4.1 Ownership. Subject to Section 7.2, and except for data which shall be owned by Lilly in accordance with Section 7.3, all Inventions (patentable or not) made jointly by one Party, its Affiliate or its or their contractors or agents with the other Party, its Affiliate or its or their contractors or agents, in each case arising under the performance of the Development Plan or any other activities under this Agreement, shall be jointly owned by the Parties, with both Lilly and Centrexion holding an undivided one-half interest in such inventions (such inventions, respectively, being referred to as “Joint Inventions”). Any Know-How within the Joint Inventions shall be “Joint Know-How” and any Patent Right filed with respect to such Joint Know-How shall be a “Joint Patent Right” (subject to the rights set forth in Section 7.6 regarding filing, prosecution, maintenance, enforcement and defense of Joint Patent Rights).

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

7.4.2 Exploitation. Subject to the exclusive licenses granted by Centrexion to Lilly under Section 2.1 and the rights set forth in Section 7.6 regarding filing, prosecution, maintenance, enforcement and defense of Joint Patent Rights, each Party may exploit any Joint Patent Rights and Joint Know-How, on a cost-free basis, and with no accounting or obligation to the other, for any and all purposes, and each of Lilly and Centrexion hereby grants to the other Party, and the other Party hereby accepts, a non-exclusive, cost-free, perpetual, irrevocable and worldwide license (with the right to transfer and sublicense in multiple tiers) under the other Party’s share in such Joint Patent Rights and Joint Know-How to so exploit any Joint Patent Rights and Joint Know-How.

7.4.3 Assignment and Transfer of Interests in Joint Inventions. To effectuate the joint ownership of Joint Inventions contemplated by this Section 7.4, the Party that first creates, develops, discovers, conceives and/or first reduces to practice any item of Joint Inventions shall assign and transfer and hereby assigns and transfers to the other Party a fifty percent (50%) interest of such Party’s present and future rights, interest and title to any such Joint Inventions, and the other Party shall accept and hereby accepts such assignment and transfer. At the written instruction and, if the transferring Party incurs out-of-pocket costs, reasonable expense of the other Party, the transferring Party agrees to make or procure all such assignments from its employees, consultants and subcontractors as are necessary to give effect to this provision and to assist the transferee in every way reasonably required by the transferee to: (a) obtain Patent Rights to such Joint Inventions in any and all countries for which Patent Rights are being sought by the transferee; and to (b) maintain and defend Patent Rights in all Joint Inventions which have been or may be assigned as provided herein. At the reasonable expense (solely for out-of-pocket costs incurred) of the other Party, the transferring Party shall execute and deliver all such documents, instruments and other papers and take all such other action which the transferee may reasonably request in order to effect the provisions of this Section 7.4.3.

7.5 Cooperation. Each Party represents and covenants that all of such Party’s employee(s), contractor(s) and agent(s) are or will be obligated under a binding written agreement or otherwise to assign to such Party all Inventions made or conceived by such employee(s), contractor(s) or other agent(s) in connection with this Agreement.

7.6 Filing, Prosecution, Enforcement and Defense.

7.6.1 Licensed Patents. As between the Parties, Lilly shall, [***], be responsible for the filing, prosecution, enforcement and defense of any Licensed Patent Rights and Joint Patent Rights.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

7.6.2 Abandonment of Patent Rights. If Lilly elects to cease the filing, prosecution, maintenance, enforcement and/or defense of a Licensed Patent Right or Joint Patent Right in any country of the Territory, Lilly shall provide Centrexion with Notice promptly following its decision to abandon the filing, prosecution, maintenance, enforcement and/or defense of such Patent Right, but in no event later than [***] ([***]) days before the next relevant deadline relating to or any public disclosure of the relevant Patent Right. In such event, Lilly shall permit Centrexion, at Centrexion’s sole discretion, to take over or continue, as the case may be, the filing, prosecution, maintenance and defense of such abandoned Patent Right on behalf of and in the name of the original owning Party, [***]. If Centrexion elects to take over and continue such filing, prosecution, maintenance or defense, Lilly shall execute such documents and perform such acts, [***], as may be reasonably necessary to permit Centrexion to take over and continue the filing, prosecution, maintenance and/or defense of such abandoned Patent Right on behalf and in the name of the original owning Party and [***]. Notwithstanding the foregoing, if Lilly determines, in its reasonable discretion, that any such abandonment is necessary to avoid detrimental effect to any Patent Right directed to a Compound or Product, then Centrexion shall have no right pursuant to this Section 7.6.2 to elect to take over and continue the filing, prosecution, maintenance or defense of such Patent Right.

7.6.3 Notifications of Infringement.

(a) Lilly and Centrexion shall each promptly notify the other in writing of any alleged, threatened or actual claim of infringement of the Licensed Patent Rights or Joint Patent Rights of which they become aware, and the prosecution and enforcement of such alleged or threatened infringement of the Joint Patent Rights shall be done in accordance with this Section 7.6.

(b) To the extent not prohibited by any written confidentiality agreement with any Third Party, Lilly and Centrexion shall each promptly notify the other in writing if either becomes aware of any Patent Rights of an entity other than Lilly or Centrexion that are not Licensed Patent Rights and that cover the Compound(s) or Product(s) being Researched, Developed, registered, made, having made, used, Commercialized or otherwise exploited by Lilly or its Sublicensees, and in which case, Lilly shall have the sole decision-making authority with respect to the potential defense or other actions to be taken, including with respect to such Compound(s) or Product(s).

7.6.4 Patent Term Extension. Lilly will control and elect whether to pursue patent term extensions or supplemental protection certificates for Joint Patent Rights and Licensed Patent Rights for a Product and Centrexion agrees to abide by such election. Centrexion shall provide prompt and reasonable assistance, as requested by Lilly, [***], including by taking such action as may be required of the patent holder under any Applicable Laws to obtain such patent extension or supplementary protection certificate.

7.6.5 Centrexion as Necessary Party. If Centrexion is or is alleged to be a necessary Party in any action to enforce or defend any Licensed Patent Rights or Joint Patent Rights, or any misappropriation or misuse of Licensed Know-How or Joint Know-How, Centrexion will, [***], join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Lilly to so enforce or defend.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

7.7 Product Trademarks. Lilly will be free, in its sole discretion, to use and to register in any trademark office in the Territory any trademark for use with a Product; provided, that nothing herein shall grant Lilly any right to use any trademark Controlled by Centrexion and/or its Affiliates. Lilly shall have the right to select, and shall own all right, title and interest in and to, any such trademark relating to a Product that it selects during and after the Term.

8. CONFIDENTIALITY

8.1 Duty of Confidence. During the Term and for [***] ([***]) years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and Sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information (including the Agreement) belonging to the other Party:

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

8.3.1 if such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors, for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such Persons are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.3.2 to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 7, or by Lilly or a Lilly Affiliate or Sublicensee to gain or maintain approval to conduct Clinical Trials for a Compound or Product, to obtain and maintain Marketing Authorization or to otherwise Research, Develop, make (including formulate), Commercialize and otherwise exploit Compounds or Products, but provided that such disclosure may be only to the extent reasonably necessary to obtain and maintain Patent Rights, Marketing Authorizations or other approvals.

8.3.3 to the extent required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations.

8.3.4 if the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, in which case such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

8.3.5 if the recipient Party is required to make a disclosure by Law, regulation or legal process, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution. In such event, a Party disclosing Confidential Information of the other Party under this Section 8.3.5 shall disclose only such Confidential Information of such other Party as is required to be disclosed.

8.3.6 if such disclosure is to Centrexion’s bona fide potential or existing investors, acquirers or lenders, Centrexion may disclose the terms of this Agreement to such investors, acquirers or lenders who have executed a non-disclosure agreement restricting such investor, acquirer or lender to use the terms of this Agreement solely for purposes of, and to the extent necessary for, evaluating the potential or existing investment, acquisition or financing, restricting access to such individuals as may need to know the information for such evaluation, and strictly prohibiting disclosure of such terms by the prospective or existing investor, acquirer, or lender.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

8.4 Regulatory Approvals. The Parties expressly agree that Lilly may submit Confidential Information of Centrexion to any Regulatory Authority to the extent necessary for obtaining Regulatory Approvals for Products in the Field.

9. PUBLICATIONS AND PUBLICITY

9.1 Publications. Notwithstanding anything to the contrary in this Agreement, Lilly shall have the sole right to publish the results of the Development activities with respect to the Products. In any scientific publication in the scientific literature (journal article, book chapter, poster) referencing data created or generated by BII or Centrexion related to the Products, Lilly shall endeavor to include appropriate acknowledgements, consistent with the Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals published by the International Committee of Medical Journal Editors (ICMJE), of the related roles and contributions of BII and Centrexion and such entities’ respective individual involved scientists; provided, however, that this obligation shall no longer apply following the date that is [***] ([***]) years following the Effective Date.

9.2 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit D with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party; provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Section 8.3. In the event that Centrexion desires to make a public announcement regarding the achievement of any milestone event under Section 5.2 or Section 5.2.3, Centrexion will provide Lilly with no less than [***] ([***]) Business Days in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10. HSR FILINGS AND CLOSING

10.1 HSR Filings. If required by Applicable Laws, promptly after the execution of this Agreement, both Parties shall promptly file the appropriate notices under the Hart Scott Rodino Antitrust Improvements Act (“HSR Act”). The Parties shall promptly make required filings to obtain clearance under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States’ Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) and shall comply promptly with any such inquiry or request; provided, however, neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party with respect to the transactions contemplated by this Agreement. [***]. In the event the Parties determine that HSR filings are required, the Effective Date shall not be deemed to have

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

occurred and this Agreement (other than this Article 10 and Article 13) shall not be binding until the HSR Clearance Date. As used herein, the “HSR Clearance Date” means the earlier of: (i) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act; or (ii) the date on which the applicable waiting period under the HSR Act expires; provided, however, that if the FTC or DOJ commences any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon Notice to the other Party if the HSR Clearance Date has not occurred on or before the date that is [***] ([***]) days after the Parties make their respective HSR filings.

10.2 Conduct Pending Effective Date. If the Parties determine that HSR filings are required, between the Execution Date and the earlier of the Effective Date or the date of termination, Centrexion shall conduct its business with respect to the Licensed Technology in the ordinary course, and it will refrain from taking any action or omitting to take any action that: (a) would have the effect of restricting or impairing the rights to be granted to Lilly hereunder or Centrexion’s ability to perform its obligations under this Agreement; or (b) cause any of the representations and warranties in Article 13 to fail to be true and correct, disregarding any proposed modifications to Schedule 13.1.5 or Schedule 13.2.

11. TERM AND TERMINATION

11.1 Term. Subject to Article 10, the term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with this Article 11) will expire on a Product-by-Product basis upon the expiration of the Royalty Term for such Product. Upon expiration of this Agreement (but not termination), the licenses granted to Lilly under this Agreement shall become royalty-free, fully paid-up, perpetual and irrevocable licenses.

11.2 Voluntary Termination by Lilly. Lilly has the right to terminate the Agreement in its entirety or on a Compound-by-Compound or Product-by-Product basis, without cause and in its sole discretion upon ninety (90) days prior written notice to Centrexion.

11.3 Termination for Cause.

11.3.1 If a Party materially breaches this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement, in its entirety or on a Compound-by-Compound or Product-by-Product basis, if such breach is not cured. If the material breach is not cured by the allegedly breaching Party within ninety (90) days after the receipt of such notice or if such other breach is curable but cannot be cured within the ninety (90) day period and the allegedly breaching Party fails to commence actions during such period to cure such breach and thereafter fails to use diligent efforts to promptly cure such breach, or the allegedly breaching Party fails to dispute the alleged breach within such ninety (90) day period, then in each case the non-breaching Party shall be entitled, without prejudice to any of its other rights

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party. If the allegedly breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach such Party shall, within thirty (30) days after receipt of written notice from the other Party of its intention to terminate (x) provide written notice of that Dispute putting forward in reasonable detail the rationale for disputing the alleged breach to the notifying Party and (y) initiate Dispute resolution procedures in accordance with Section 16.6, in which case, such termination shall not be effective until a final determination (not stayed) that the conditions for termination of this Section 11.3 are met; provided, further that the breach is not cured within such thirty (30) day period. During the pendency of any such Dispute resolution the Parties shall continue performing their respective obligations, and exercising their respective rights, under this Agreement. The Parties hereby agree to take such steps as may be reasonably necessary to complete such Dispute resolution process as expeditiously as possible given the circumstances.

11.3.2 Lilly Option to Continue Agreement.

(a) Notwithstanding anything to the contrary under this Agreement, solely in the event there has been a final determination pursuant to Section 16.6 that Centrexion has committed an uncured material breach sufficient to permit Lilly to terminate this Agreement under the foregoing Section 11.3.1, Lilly shall have the right in lieu of such termination to instead, by way of written notice to Centrexion, continue this Agreement in accordance with its terms, in which case: (i) all Milestone Payments due from Lilly to Centrexion pursuant to Section 5.2 shall be reduced by [***] percent ([***]%), subject to Section 11.3.2(b) below; and (ii) all Royalties due from Lilly to Centrexion pursuant to Section 5.3 shall be reduced by [***] percent ([***]%); in each case, such reductions made retroactively to the time of the breach that would have given rise to the right to terminate. For clarity, if Lilly has a right to terminate this Agreement on a Compound-by-Compound or Product-by-Product basis (instead of termination of the Agreement in its entirety), then such foregoing terms will only apply to the applicable Compound(s) and/or Product(s) for which there is a termination right.

(b) If reduction of any Milestone Payment pursuant to Section 11.3.2(a)(i) above or recoupment of Recoupable Reduction Balance (as defined below) against future Milestone Payments pursuant to this Section 11.3.2(b) would result in payment to Centrexion of an amount lower than the amount that Centrexion owes to BII under the BI Agreement for achievement of the same Development Milestone Event or Commercial Milestone Event (as applicable) giving rise to such Milestone Payment, then such Milestone Payment shall instead be reduced to the amount Centrexion owes BI under the BI Agreement, with the difference between the [***] percent ([***]%) reduction that would otherwise apply and the actual reduction being added to a “Recoupable Reduction Balance” which Lilly may recoup against future Milestone Payments. Lilly may recoup any Recoupable Reduction Balance remaining after payment of all Milestone Payments, against any Royalties Lilly owes to Centrexion (as reduced pursuant to Section 11.3.2(a)(ii), provided that any recoupment against Royalties shall be limited to the difference between the Royalties Lilly owes to Centrexion and the royalties Centrexion owes BI on the same Net Sales.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

(c) If Lilly elects to implement payment reductions in accordance with this Section 11.3.2, then such reductions, together with Lilly’s rights and obligations under this Section 11.3.2, will be Lilly’s sole remedy, recourse or relief of any sort with respect to the breach or breaches giving rise to such election, and Lilly in such instance waives all right to seek damages of any sort related to such breach or breaches.

11.4 Termination for Insolvency. Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors of the other Party; provided, however, that in the case of any involuntary bankruptcy proceedings such right to terminate shall only become effective if the Party that is the subject of such proceedings consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the commencement thereof.

11.5 Termination due to Patent Challenge. In the event that Lilly or any of its Affiliates commences a declaratory judgment action, inter partes review, post-grant review, opposition or similar proceeding to challenge the validity or enforceability of any Licensed Patent Right, other than (a) in response to a threat of a claim of infringement of a Patent Right then or previously owned by or exclusively licensed to Centrexion or its Affiliates (including any Acquirer of Centrexion), or (b) as necessary to secure allowance of a Lilly-owned or Centrexion-owned patent claim; if such challenge is not withdrawn within sixty (60) days of notice from Centrexion thereof, Centrexion shall be entitled to terminate this Agreement with immediate effect upon written notice to Lilly with respect to the challenged Licensed Patent Right and such Patent Right shall no longer be a Licensed Patent Right. In the event of a challenge of such other Patent Rights by Lilly’s Sublicensee, if such challenge is not withdrawn within sixty (60) days of notice from Centrexion thereof, then such Sublicensee’s license with respect to the challenged Patent Right shall be terminated by Lilly. For clarity, nothing in this Section 11.5 shall limit Lilly’s ability to commence a declaratory judgment action, inter partes review, post-grant review, opposition or similar proceeding to challenge the validity or enforceability of any Patent Right owned or controlled by any Acquirer of Centrexion (whether owned or controlled prior to or following the Change of Control of Centrexion involving such Acquirer), unless such Patent Right becomes a Licensed Patent Right.

12. EFFECTS OF TERMINATION

12.1 Effects of Termination.

12.1.1 If this Agreement terminates for any reason other than expiration, then no later than [***] ([***]) days after the effective date of such termination, Lilly shall pay all amounts then due and owing (except that Lilly shall have the right to offset any undisputed monies owed to Lilly by Centrexion, if any) as of the termination date and each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes and such copy shall remain subject to Article 8 of this agreement.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

12.1.2 In the event of any termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 12.2), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination (including the licenses granted under Article 2, except for the freedom to operate rights granted to either Party under Section 2.5, which shall survive).

12.1.3 Upon termination of this Agreement on a country-by-country, Compound-by-Compound or Product-by-Product basis for any reason, the license granted by Centrexion to Lilly with respect to the terminated Compound or Product or for such terminated country will terminate and Lilly shall not have any rights to use or exercise any rights under the Licensed Technology with respect to such terminated Product or in or for such terminated country (except with respect to the exclusivity terms set forth in Section 2.1 and Section 2.8, which shall continue solely with respect to any non-terminated Compound(s) or Product(s)).

12.1.4 Upon Lilly’s termination of this Agreement in its entirety for any reason, or on a country-by-country, Compound-by-Compound or Product-by-Product basis pursuant to Section 11.2, or Centrexion’s termination of the Agreement pursuant to Section 11.3, Lilly shall be released from its Development and Commercialization diligence obligations under this Agreement with respect to the terminated Product(s) or Compound(s) (or with respect to all Products and Compounds in the event of termination of this Agreement in its entirety).

12.1.5 If this Agreement is terminated by either Party pursuant to Section 10.1, the Parties acknowledge and agree that: (a) the licenses herein shall be deemed to have never been granted; and (b) neither Party shall have been subject to any exclusivity obligations.

12.2 Survival. Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination/expiration, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Article 1 (for interpretation purposes only), Article 5 (to the extent that any amounts payable accrued prior to the effective date of such expiration/termination and remain unpaid), Article 7 (but only to the extent and with respect to intellectual property generated/developed prior to the effective date of such termination), and Articles 8, 12, and 14, Sections 2.5, 2.6, 11.1 (but only with respect to the license granted therein upon expiration), 13.3 and 13.4, and Sections 16.3 through 16.10 and Sections 16.12 through 16.21 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination/expiration of this Agreement.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

12.3 Termination Not Sole Remedy. Except as otherwise expressly provided in this Agreement, termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available (except as the Parties have expressly agreed to otherwise herein) and such termination shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.4 Return of Terminated Products.

12.4.1 Transfer to Centrexion. In the event of any termination of this Agreement in its entirety, or on a Compound-by-Compound or Product-by-Product basis pursuant to Section 11.2, or Centrexion’s termination of the Agreement pursuant to Section 11.3, Centrexion may elect to have Lilly transfer, in the manner described in Sections 12.4.1(a) through 12.4.1(e) and in Section 12.4.1(g), any terminated Compound(s) or Product(s) to Centrexion pursuant to this Section 12.4 by providing Lilly with written notice of such election no later than [***] ([***]) months following the applicable effective date of termination. Upon receipt by Lilly from Centrexion of such notice the following terms shall apply, and Lilly shall have no further obligation to enter into a separate agreement or negotiate with Centrexion with respect to the transition to Centrexion of Lilly’s rights and obligations with respect to the terminated Compound(s) or Product(s):

(a) Lilly shall, as soon as reasonably practicable, transfer and assign (to the extent permitted by Applicable Laws) to Centrexion all Regulatory Filings and Regulatory Approvals owned and controlled by Lilly or its Affiliates, in each case, to the extent: (i) necessary for the Development, registration, manufacture, use, or Commercialization of the terminated Compound(s) or Product(s); and (ii) solely related to the terminated Compound(s) or Product(s); and provided, that Lilly may retain copies of such items;

(b) Effective upon the applicable effective date of termination, Lilly hereby grants to Centrexion a non-exclusive, royalty-bearing (in accordance with Section 12.4.2), sublicensable license, under any Lilly Know-How, Lilly-owned Patent Rights or Lilly’s interest in any Joint Patent Rights, in each case: (i) excluding rights to any manufacturing technology; (ii) solely as necessary to Develop, manufacture and Commercialize any terminated Compound(s) or Product(s) (as such exist on the date of termination); (iii) solely to the extent any such Lilly Know-How, Lilly-owned Patent Rights or Lilly’s interest in any Joint Patent Rights has been used for the Development, manufacture or Commercialization of the terminated Compound(s) and Product(s) (as such exist on the date of termination); and (iv) subject to any applicable Third Party agreements;

(c) Lilly shall have no obligation to, with respect to any Lilly Technology that is licensed to Lilly from a Third Party, negotiate with such Third Party for, or grant, any sublicense rights to Centrexion, but shall advise Centrexion of the identity of such Third Party licensor and the nature of the relevant Lilly Technology, and Centrexion shall be solely responsible, [***], for obtaining and negotiating for any rights to such Third Party’s technology or intellectual property;

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

(d) If, as of the termination date, Lilly or its Affiliates are conducting any clinical trials for the terminated Product, then, at Centrexion’s election on a clinical trial-by-clinical trial basis, to the extent permissible under Applicable Law, [***], Lilly shall, and shall cause its Affiliates to, reasonably cooperate with Centrexion to transfer the conduct of such clinical trial to Centrexion or its designees and complete such transfer reasonably promptly, and Centrexion shall assume any and all liability for the conduct of such transferred clinical trial after the date of such election (except to the extent arising prior to the election date or from any willful misconduct or negligent act or omission by Lilly, its Affiliates or their respective employees, agents and contractors);

(e) Any sublicense granted by Lilly or its Affiliate to a Third Party (pursuant to Section 2.2) under the licenses granted by Centrexion under Section 2.1 shall survive the termination of this Agreement; provided that, if Centrexion terminates this Agreement for Lilly’s uncured material breach pursuant to Section 11.3, such Sublicensee did not cause such uncured material breach. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Centrexion to such Sublicensee; provided, that, if assignment of the sublicense or such conversion of the sublicense to a direct license is not permitted under the applicable sublicense, Lilly shall be entitled to retain its right to payment thereunder and shall remain liable for Royalties under Section 5.3 of this Agreement with respect to sales by such Sublicensee;

(f) If Centrexion elects to have Lilly transfer the terminated Compound(s) or Product(s) back to Centrexion pursuant to Sections 12.4.1(a) through (e) and Section 12.4.1(g), such transfer, together with Centrexion’s rights and obligations under this Section 12.4, will be Centrexion’s sole remedy, recourse or relief of any sort with respect to the breach or breaches giving rise to such election, and Centrexion in such instance waives all right to seek damages of any sort related to such breach or breaches. For clarity, however, if Centrexion does not elect to have Lilly transfer terminated Compounds(s) or Product(s) back to Centrexion in an enabled manner, Centrexion shall nonetheless regain all rights under all Licensed Technology with respect to such terminated Compound(s) or Product(s), and this Agreement shall not restrict Centrexion’s subsequent use of Licensed Technology for any purpose, it being understood that this acknowledgment shall in no event imply any right or license under any other Patent Rights or Know-How or Lilly’s interest in any Joint Patent Rights (i.e., Centrexion shall have such rights with respect to Joint Patent Rights that apply to jointly owned patent rights under Applicable Law but no others); and

(g) Lilly shall consider and discuss with Centrexion in good faith (but, for clarity shall not be obligated to agree to) such other reasonable requests for assistance, to be provided [***], intended to enable Centrexion to itself further Develop or Commercialize terminated Compound(s) or Product(s), provided that Lilly shall have no obligation to consider or discuss any request for assistance relating to Lilly’s manufacturing technology. The obligations of this Section 12.4.1(g) shall terminate [***] ([***]) days following the effective date of termination.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

12.4.2 Royalties for Terminated Products. If Centrexion elects to have Lilly transfer the terminated Compound(s) or Product(s) back to Centrexion pursuant to Section 12.4.1, in recognition of the value Lilly may have added to the innovation of the terminated Compound(s) and Product(s) under this Agreement, Centrexion shall pay Lilly a royalty on the terminated Compounds and Products at the royalty rates set forth below (which vary based on when the relevant Compound or Product became a terminated Compound or Product), subject to Section 5.3, and Article 6 of this Agreement applied mutatis mutandis (subject only to replacing references to “Lilly” with references to “Centrexion” and vice versa, and other analogous changes (e.g., to appropriately reference relevant Compounds or Products), and except that Section 5.3.3 shall not apply); provided, however, that Centrexion may, by written notice to Lilly, rescind the transfer and be relieved of its obligation to pay royalties pursuant to this Section 12.4.2 if Lilly materially breaches its obligations pursuant to Section 12.4.1 and fails to cure such material breach within a reasonable time following written notice from Centrexion of such breach, and provided further that Centrexion’s ability to rescind the transfer shall expire irrevocably upon the occurrence of: (a) the Compound or Product proceeding to the next phase of Clinical Trials or achievement of Regulatory Approval, if the Compound or Product is in Clinical Trials as of the date Centrexion elects pursuant to Section 12.4.1 to have Lilly return the Compound or Product; or (b) a First Commercial Sale of a Product, if Regulatory Approval has occurred as of the date Centrexion elects pursuant to Section 12.4.1 to have Lilly return the Compound or Product. If Centrexion elects to rescind the transfer under Section 12.4.1: (i) the license granted by Lilly to Centrexion under Section 12.4.1(b) and Lilly’s obligation to consider and discuss additional assistance under Section 12.4.1(g) shall immediately terminate; and (ii) Centrexion shall promptly return, assign and otherwise transfer (as applicable) such Compound or Product rights as described in Sections 12.4.1(a) and 12.4.1(d) back to Lilly, in the same manner as described in such Sections, subject to Section 12.4.1 applied mutatis mutandis (subject only to replacing references to “Lilly” with references to “Centrexion” and vice versa, and other analogous changes (e.g. to appropriately reference relevant Compounds or Products)).

Development stage of the Compound or Product at termination	Royalty rate to Lilly
[***]	[***]%
[***]	[***]%

12.4.3 Except as set forth in the preceding subparts of this Section 12.4 or as may otherwise be agreed in writing by the Parties, Lilly shall be responsible [***] for an orderly wind-down, in accordance with Applicable Laws and accepted pharmaceutical industry norms and ethical practices, of any then on-going Development, manufacture and/or Commercialization activities not transferred in accordance with the foregoing clauses.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

12.4.4 Except as may otherwise be set forth in this Section 12.4, [***].

12.5 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 12.5 are without prejudice to any rights a Party may have arising under the Code.

13. REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Execution Date and as of the Effective Date that:

13.1.1 Good Standing. It is a corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation, and in good standing under the laws of its jurisdiction of formation.

13.1.2 Authority and Capabilities. It has: (a) full corporate power and authority to execute, deliver, and perform this Agreement; (b) taken all corporate action(s) required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement, and the consummation of the transactions and performance of its obligations contemplated by this Agreement; and (c) sufficient facilities, experienced personnel and other capabilities to enable it to perform its obligations under this Agreement.

13.1.3 Valid and Binding. This Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

13.1.4 No Conflict. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

13.1.5 Absence of Debarment. Except as set forth on Schedule 13.1.5, neither Party, its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective Research and Development activities under this Agreement has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 44 U.S.C. § 335a; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party agrees to inform the other Party in writing promptly if a Party or any person who is performing Research or Development activities under this Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened.

13.2 Representations, Warranties and Covenants by Centrexion. Centrexion represents, warrants and covenants to Lilly as follows, in each case as of the Execution Date and as of the Effective Date, except as set forth on Schedule 13.2:

13.2.1 BI Agreement. During the Term: (a) Centrexion shall comply with all of its obligations under the BI Agreement (as modified pursuant to BII’s waiver/consent to this Agreement) in all material respects; (b) Centrexion shall not amend or terminate the BI Agreement in any manner relating to the Licensed Technology without Lilly’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); (c) Centrexion shall maintain the BI Agreement in full force and effect at all times; (d) if BII rejects the BI Agreement in a bankruptcy proceeding, Centrexion shall, in a timely manner, make all elections necessary to retain Centrexion’s and Lilly’s rights thereunder; and (e) if BII at any time asserts that Centrexion is in default under the BI Agreement, Centrexion shall notify Lilly immediately and if Centrexion fails to remedy any such breach, Lilly may do so on Centrexion’s behalf in which case [***].

13.2.2 No Grants that Conflict with this Agreement. Centrexion has not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party to Licensed Technology that conflict with the rights granted to Lilly hereunder.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

13.2.3 Existing Patent Rights.

(a) All Existing Patents are listed on Exhibit E and all such Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit E), subsisting; (ii) solely and exclusively owned or exclusively licensed to Centrexion, and, but for as set forth in the BI Agreement, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and Centrexion and its Affiliates have presented all relevant references, documents and information of which it is aware to the relevant patent examiner at each relevant patent office having a duty of disclosure; (iv) to Centrexion’s Knowledge, to the extent subject to a pending application for issuance, the inventors have presented all relevant references, documents and information of which they are aware to the relevant patent examiner at each relevant patent office having a duty of disclosure; and (v) filed and maintained properly and correctly and all applicable fees applicable thereto have been paid on or before the due date for payment. To Centrexion’s Knowledge, all Existing Patents are valid and enforceable.

(b) Neither Centrexion nor any of its Affiliates have taken any action that would render any Invention claimed in the Existing Patents unpatentable.

(c) The Existing Patents represent all Patent Rights Controlled by Centrexion that relate to the Licensed Patent Rights or the exploitation thereof, as of the Effective Date. There are no Patent Rights related to the Licensed Technology owned or purported to be owned by Centrexion that Centrexion does not Control.

(d) Other than the BII Agreement, there are no license or other agreements with Third Parties regarding any Licensed Technology, to which Centrexion or its Affiliate is a party.

13.2.4 Litigation and Actions Relating to Intellectual Property. As of the Execution Date and as of the Effective Date: (a) Centrexion has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Technology, including the Licensed Patent Rights, or Centrexion’s rights therein; and (b) to Centrexion’s Knowledge, there is no pending or threatened action, suit, proceeding or claim by a Third Party asserting that Centrexion is infringing or has misappropriated or otherwise is violating any Patent Right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Centrexion to fulfill any of its obligations under this Agreement.

13.2.5 Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to Centrexion’s Knowledge, threatened; nor, to Centrexion’s Knowledge are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Centrexion or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Centrexion’s Development activities under the Development Plan or to grant the licenses or rights granted to Lilly under this Agreement.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

13.2.6 Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, Centrexion are obligated to assign to Centrexion their rights in and to any inventions arising out of their work at Centrexion related to the Licensed Technology either pursuant to written agreement or by operation of law.

13.2.7 No Government Funding. The Inventions claimed or covered by the Existing Patents: (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e); and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

13.2.8 Regulatory Documentation. Centrexion and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means all: (i) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (iii) supplements or changes to any of the foregoing following Regulatory Approval; and (iv) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((i), (ii), (iii) and (iv)) relating to a Compound or Product.

13.2.9 Actions Regarding Regulatory Authorities. Neither Centrexion nor any of its Affiliates, nor any of its or their respective officers, employees or agents has: (i) committed (or after the Effective Date, will commit) an act; (ii) made (or after the Effective Date, will make) a statement; or (iii) failed (or after the Effective Date, will fail) to act or make a statement that, in any case ((i), (ii) and (iii)), that: (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Commercialization of Products; or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Commercialization of Compounds or Products.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

13.3 Limitation. Neither Party makes any representation or warranty, either express or implied, that any of the Research, Development and/or Commercialization efforts with regard to any Compound or Product will be successful.

13.4 No Other Warranties. Except as otherwise expressly set forth in this Agreement, each Party expressly disclaims any and all representations or warranties of any kind with respect to the subject matter of this Agreement, whether express or implied, including any warranties of non-infringement, merchantability or fitness for a particular purpose.

13.5 Amendments to Representations and Warranties. Each Party may propose to amend Schedule 13.1.5 and Centrexion may propose to amend Schedule 13.2 at any time between the Execution Date and the Effective Date, as necessary, and shall promptly notify the other Party of any such proposed amendments; provided that, if the receiving Party determines (in its sole discretion) that any such amendment(s) materially affect the scope or substance of the proposing Party’s representations and warranties made pursuant to this Article 13, then the receiving Party may, within [***] ([***]) days of receipt of notice from the proposing Party of any such proposed amendment, terminate this Agreement with immediate effect and the Effective Date will be deemed not to have occurred. If the receiving Party does not terminate this Agreement within such [***] ([***]) day period, the amendments to Schedule 13.1.5 or Schedule 13.2 proposed by the proposing Party shall be effective.

13.6 R&W Certificate. The effectiveness of this Agreement and the obligation of each Party to consummate the transactions contemplated by this Agreement (including Lilly’s payment of the upfront payment set forth in Section 5.1), is subject to each Party having received a certificate signed by an executive officer of the other Party, dated as of the Effective Date, stating that the representations and warranties of such Party set forth in this Article 13 shall be true and correct in all material respects (disregarding all materiality qualifications set forth therein) at and as of the Execution Date and at and as of the Effective Date (including with any proposed amendments to Schedules 13.1.5 and 13.2) as if made at and as of the Effective Date (the “R&W Certificate”).

14. INDEMNIFICATION AND LIABILITY

14.1 Indemnification by Centrexion. Centrexion shall indemnify, defend and hold Lilly and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Lilly Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Lilly Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Lilly Indemnified Party (including product liability claims) arising or resulting from: (a) the gross negligence or willful misconduct of Centrexion or its Affiliates pursuant to this Agreement, or (b) the material breach of any term in or the covenants, warranties, representations made by Centrexion to Lilly under this Agreement. Centrexion is only obliged to so indemnify and hold the Lilly Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of Lilly or a Lilly Indemnified Party.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

14.2 Indemnification by Lilly. Lilly shall indemnify, defend and hold Centrexion and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Centrexion Indemnified Party”), harmless from and against Losses incurred by any Centrexion Indemnified Party as a result of any Third Party Claims against any Centrexion Indemnified Party (including product liability claims) arising or resulting from: (a) the gross negligence or willful misconduct of Lilly or its Affiliates pursuant to this Agreement; or (b) the material breach of any term in or the covenants, warranties, representations made by Lilly to Centrexion under this Agreement. Lilly is only obliged to so indemnify and hold the Centrexion Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Centrexion or a Centrexion Indemnified Party.

14.3 Indemnification Procedure.

14.3.1 Any Lilly Indemnified Party or Centrexion Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

14.3.2 Subject to the provisions of Section 14.3.3, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within [***] ([***]) days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, [***].

14.3.3 The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. [***]. The Indemnified Party shall cooperate with the Indemnifying Party, [***], and shall be entitled to participate in the defense and handling of such Claim with its own counsel and [***].

14.4 Special, Indirect and Other Losses. Neither Party nor any of its Affiliates shall be liable under this Agreement for special, indirect, incidental, punitive or consequential damages, including loss of profits suffered by the other Party, except for: (a) liability for indirect, incidental, or consequential damages, including loss of profits suffered by Lilly for breach of Section 2.8 by Centrexion; (b) punitive or exemplary damages required to be paid to a Third Party pursuant to a non-appealable order of a court of competent jurisdiction in connection with a Third Party claim for which the indemnified party is entitled to indemnification hereunder; (c) such damages arising out of Article 8 of this Agreement by a Party, its Affiliates or Sublicensees; or (d) such damages arising out of the gross negligence or willful misconduct of the liable Party. Except for liability for breach of Section 2.8 or Article 8 and except for amounts payable by Lilly as set forth in Article 5, in no event shall either Party’s liability hereunder exceed the amount actually received by Centrexion under this Agreement.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

14.5 Insurance. Each Party, at its own expense, shall maintain liability insurance (which may include self-insurance) in an amount adequate to cover its obligations under this Agreement during the Term. Centrexion shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Lilly upon request.

15. COMPLIANCE

15.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

15.2 Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 11.3. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

15.3 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

15.4 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

15.5 Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 15, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

or government instrumentality, to assist any Party in obtaining or retaining business. For the purposes of this Section 15.5 “Government Official” means: (i) any officer or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and (iii) any person acting in an official capacity on behalf of any of the foregoing.

16. GENERAL PROVISIONS

16.1 Assignment. Except as provided in this Section 16.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) (a) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in whole or in part: (i) to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate; (ii) to the Acquirer in connection with a Change of Control (and shall so assign in connection with a sale of all or substantially all of the assets of such Party); or (iii) solely with respect to the right to receive all payments under Article 5 and Article 6 of this Agreement in the case of Centrexion, Centrexion may assign such right to all (but not portions of) such payments to a single third party. Any attempted assignment not in accordance with this Section 16.1 shall be void. The assigning Party shall promptly notify the other Party of any such permitted assignment, and any such permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement.

16.2 Centrexion Change of Control.

16.2.1 Notification of Change of Control. Centrexion shall provide Lilly with prompt written notice of any Change of Control of Centrexion, which notice shall describe in reasonable detail the nature of the transaction and the identity of the controlling Person(s). If not prohibited under Applicable Law or by the terms of any written agreement between Centrexion and any Third Party, Centrexion shall provide such notice to Lilly prior to execution of any agreement(s) that would result in the Change of Control of Centrexion. Lilly shall not share the notice or the information contained therein with any Third Party.

16.2.2 Change of Control with Lilly Competitor. If Centrexion undergoes a Change of Control involving a Lilly Competitor, then:

(a) Lilly may, by written notice delivered to Centrexion within [***] ([***]) days after the earlier of first public announcement of such Change of Control or Centrexion’s written notice to Lilly (pursuant to Section 16.2.1), elect to retain its rights to Compounds and/or Products under this Agreement and discontinue Centrexion’s participation in the Research and Development of Compounds and/or Products hereunder, in which case: (i) Centrexion shall no longer have the right to receive any Research or Development reports or other

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

information from Lilly; (ii) Lilly shall have the option upon immediate written notice to Centrexion to cause all Research and Development activities being conducted by Centrexion to be taken over by Lilly; (iii) Centrexion shall thereafter have no right under Section 7.6.2 to take over and continue the filing, prosecution, maintenance and defense of a Patent Right proposed to be abandoned by Lilly; and (iv) Sections 2.9, 4.3 and 12.4 of this Agreement shall expire and no be of no further force and effect.

(b) Centrexion shall implement and enforce effective walls and screens between personnel working in the business of Centrexion related to the transactions contemplated by this Agreement, on the one hand, and the business of Centrexion collaborating with the Lilly Competitor, on the other hand, to ensure that no information relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Lilly Competitor.

16.3 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Lilly extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

16.4 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

16.5 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without giving effect to any law that would result in the application of a different body of law than as set forth in this Section 16.5. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any Dispute regarding, the terms of this Agreement.

16.6 Dispute Resolution.

16.6.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, if and as applicable, within [***] ([***]) days after a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within [***] ([***]) days after a Party has received such written Notice of Dispute from

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such Dispute is referred. If, after an additional [***] ([***]) days after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined in Section 16.6.4) may, subject to each Party consenting, be submitted for nonbinding mediation administered by American Arbitration Association (“AAA”) pursuant to its Commercial Mediation Procedures in effect at the time such Dispute arises, or the Parties may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 16.6.3. The option to mediate under this Article 16 shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.

16.6.2 Any mediation that the Parties decide to pursue shall be conducted by one (1) neutral mediator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the mediator chosen hereunder may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to help resolve the Dispute. The Parties shall select the mediator promptly following the initiation of the mediation. If the Parties are unable or fail to agree upon the mediator within [***] ([***]) days following the initiation of mediation, the mediator shall be appointed by AAA. The place of mediation shall be New York, New York, and all proceedings and communications shall be in English. Except to the extent necessary to enforce a legal right or as may be required by law, neither a Party nor a mediator may disclose the existence, content, or results of a mediation without the prior written consent of both Parties. In no event shall a mediation be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. [***]. For clarity, notwithstanding anything to the contrary in this Agreement or as set forth in the AAA’s Commercial Mediation Procedures, under no circumstance shall any such mediation findings or rulings be binding on either Party, unless the Parties subsequently mutually agree to the contrary in writing. No agreement to mediate shall preclude either Party from subsequently withdrawing from the mediation and commencing an action as described in Section 16.6.3.

16.6.3 The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute resolution procedures described above. If, within [***] ([***]) days following: (a) a notice by either Party to the other that it does not believe the Dispute can be resolved through the senior representatives when the Parties do not agree to mediation; or (b) if the Parties agree to mediation, termination of such mediation, in each case, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

16.6.4 As used in this Section 16.6, the term “Excluded Claim” means any dispute, controversy or claim that concerns: [***]. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

16.7 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

16.8 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.9 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Centrexion and Lilly, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

16.10 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when: (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided, further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message shall be when the notice is deemed to have been given); or (b) the earlier of when received by the addressee or [***] ([***]) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Centrexion:	Centrexion Therapeutics Corporation 200 State Street, 6th Floor Boston, MA 02109

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

Attention: CEO Fax [***]

and

If to Lilly:	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 Attention: Senior Vice President, Corporate Business Development Fax [***]

and

Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attention: General Counsel Fax [***]

16.11 Further Assurances. Lilly and Centrexion hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

16.12 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws, including any GCPs, GLPs, GMPs or GRPs and Internal Compliance Codes, as applicable. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

16.13 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

16.14 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means [***].

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

16.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.16 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

16.17 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

16.18 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

16.19 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrases “non-creditable” and “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

16.20 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

16.21 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

[Remainder of page left blank intentionally; signature page follows.]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

CENTREXION THERAPEUTICS CORPORATION

By:	/s/ Jeffrey Kindler
Name:	Jeffrey Kindler
Title:	Chief Executive Officer

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name:	David A. Ricks
Title:	Chairman and CEO

[Signature Page to Collaboration and License Agreement]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

Exhibit A

Lilly GRPs

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

A - 1

Exhibit B

Development Plan

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

B - 1

Exhibit C

“Lilly Principles for Animal Care and Use”

Lilly Principles for Animal Care and Use

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

Exhibit D

Press Release

May [•], 2019

For Release:

Refer to:

Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)

Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)

Julie Normart; jnormart@w2ogroup.com; (628) 213-3375 (Centrexion Media)

Courtney Dugan; cdugan@w2ogroup.com; (212) 257-6723 (Centrexion Investors)

Lilly Announces Licensing Agreement for Non-Opioid Pain Asset from Centrexion Therapeutics

INDIANAPOLIS, IN, — Eli Lilly and Company (NYSE: LLY) today announced a license agreement to acquire the exclusive worldwide rights for CNTX-0290 from Centrexion Therapeutics Corporation, a company focused on developing non-opioid, non-addictive therapeutics for the treatment of chronic pain. CNTX-0290, is a novel, small molecule somatostatin receptor type 4 (SSTR4) agonist that is currently being studied in Phase 1 clinical testing as a potential non-opioid treatment for chronic pain conditions.

Under the terms of the agreement, Lilly will pay Centrexion an upfront payment of $47.5 million and Centrexion may be eligible for up to $575 million in potential development and regulatory milestones. If CNTX-0290 is successfully commercialized, Centrexion would be eligible for up to $375 million in potential sales milestones and tiered royalties ranging from the high-single to low-double digits. Lilly and Centrexion may also elect at a later date to co-promote CNTX-0290 in the U.S.

“Lilly is committed to developing new medicines for people struggling with chronic pain,” said Mark Mintun, M.D., vice president of pain and neurodegeneration research at Lilly. “We are pleased to license this early-phase molecule from Centrexion, and look forward to developing it further as a potential non-opioid treatment option for multiple pain conditions.”

“This collaboration marks an important step for Centrexion in the progress of its pipeline and demonstrates our ability to identify promising early stage assets working at new targets for chronic pain and efficiently take them through to development,” said Jeffrey B. Kindler, chief executive officer of Centrexion. “Lilly’s robust pain management portfolio and successful track record developing and commercializing novel therapies make them an ideal company to advance CNTX-0290. Importantly, this agreement aims to efficiently deliver an innovative new treatment to patients that can address the significant unmet medical need of chronic pain.”

This transaction is subject to customary closing conditions. The transaction will be reflected in Lilly’s reported results and financial guidance according to Generally Accepted Accounting Principles (GAAP). There will be no change to Lilly’s 2019 non-GAAP earnings per share guidance as a result of this transaction.

About Eli Lilly and Company Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. C-LLY

About Centrexion Therapeutics

Centrexion is a late clinical-stage biopharmaceutical company focused on becoming the leader in identifying, developing and commercializing novel, non-opioid and non-addictive therapies to address the large unmet medical need for the treatment of chronic pain. Centrexion’s website address is http://www.centrexion.com

Lilly Forward-Looking Statement

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a license agreement between Lilly and Centrexion, and reflects Lilly’s current beliefs. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug development and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the agreement, or that the agreement will yield commercially successful products. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly’s expectations, please see Lilly’s most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

Exhibit E

Existing Patents

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

E - 1

Exhibit F

Supply and Quality Agreement

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

F - 1

Schedule 13.1.5

Exceptions to Absence of Debarment

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.

Schedule 13.2

Exceptions to Representations, Warranties and Covenants by Centrexion

[***]

Certain information in this Exhibit marked as [***] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would be competitively harmful if publicly disclosed.